EXHIBIT 10.26

Amendment No. 1 to the
Pfizer Inc. Executive Severance Plan

* * *

(New material underlined)

1.	The Plan is clarified to provide that the Plan Administrator is the Executive Vice President, Worldwide Human Resources.

2.	A new Appendix A is added to the end of the Pfizer Inc. Executive Severance Plan to read as follows:

APPENDIX A

Special Separation Program

INTRODUCTION

The Company is adopting this Special Separation Program (“SSP”) in connection with the new Organizing for Growth operating model to provide enhanced severance benefits to impacted eligible employees under the Plan who meet the additional eligibility requirements set forth in this Appendix.
This Appendix A sets forth certain special provisions applicable to eligible employees who may become eligible under the SSP. To the extent not superseded or specifically addressed by the provisions of this Appendix A, the provisions of the Plan shall govern.
ARTICLE I
DEFINITIONS
Unless specifically defined below, all other definitions are set forth in the Plan:

1.1
“Active Health & Insurance Continuation” means the period of time, beginning on an SSP Participant’s Termination Date, for which an SSP Participant is offered Continuing Group Health and Life Insurance Coverage in accordance with Appendix A; Section 3.

1.2
“Five Points Brochure” means the brochure prepared and describing certain enhancements available under the pension plans, savings plans, retiree medical plan and equity awards for certain eligible employees.

1.3 “SSP” means the Special Separation Program set forth in this Appendix A.
1.4 “SSP Participant” means an eligible employee under the Plan who is eligible to participate in the SSP pursuant to Appendix A: Section 2.1 and becomes a Participant pursuant to Appendix A; Section 2.2.
ARTICLE 2
PARTICIPATION
2.1    Eligibility to Participate.

2.1.1	An eligible employee under the Plan shall become an SSP Participant if, on his Termination Date:

(a)	He is an eligible employee under the Plan and is not, and has not been, a “named executive officer” in the Company’s Annual Proxy Statement;

(b)
He is involuntarily terminated due to business restructuring or job elimination (which will be determined by the Plan Administrator, or its designee, in its sole and absolute discretion), or due to exhaustion of short-term disability benefits; and

(c)	His Official Notification Date is on or after December 21, 2018 and on or before August 2, 2019.

2.1.2
An eligible employee shall also be eligible to participate in the SSP under the Plan if he elected to terminate employment under the terms of the Pfizer Voluntary Early Retirement Program and his position is eliminated by June 26, 2019. The Plan Administrator, or its designee, in its sole and absolute discretion, will determine whether the position was eliminated by June 26, 2019. In the event that this determination is made after the eligible employee’s Termination Date, such SSP Participant shall be eligible for the cash severance determined under Plan only, and not the additional benefits (including Active Health & Insurance Continuation) described in Appendix A; Section 3.

2.2
Participation. An eligible employee who is determined to be eligible to participate in the SSP under the provisions of this Appendix A; Article 2 becomes an SSP Participant after the Plan Administrator receives and accepts the eligible employee’s duly executed Release Agreement within the time period specified by such agreement. The earliest date the Release Agreement may be signed is the eligible employee’s Termination Date. Participation will begin on the eighth day after the eligible employee signs the Release Agreement, provided the eligible employee has not revoked the Release Agreement during that time period. If an eligible employee dies while in active service on or after his or her Official Notification Date but before executing the Release Agreement, the estate may sign the Release Agreement on his or her behalf and receive the applicable cash severance under the Plan and the Active Health & Insurance Continuation.
ARTICLE 3
BENEFITS
3.1    Severance Pay.

3.1.1	If an eligible employee satisfies the eligibility requirements of Appendix A; Article 2. and becomes an SSP Participant, he will be entitled to cash severance in the amount determined under the Plan.

3.1.2	Continuing Group Health and Life Insurance Coverage.
(a)    Health Benefits.
(i)    An SSP Participant may continue coverage (“Active Health & Insurance Continuation”) at the active employee rates in effect with respect to his elections during the 2019 Annual Enrollment period, or on his Termination Date if his Termination Date is later than December 31, 2018, and as adjusted thereafter for active Employees, in accordance with the same terms as applicable to active employees. Such Active Health & Insurance Continuation will last for up to a maximum of three (3) years from the Termination Date. If an SSP Participant covers an eligible dependent who is not their tax dependent, the value of any subsidized company provided healthcare coverage results in imputed income to the SSP Participant. Any Active Health & Insurance Coverage will end on the date as of which the SSP Participant becomes eligible for coverage under another employer’s group health plans (regardless of whether he actually enrolls in such other plan). In addition, Active Health & Insurance Coverage will end if required contributions for such coverage are not received on a timely basis. Continuation under the Pfizer Flexible Spending Account Plan Health Care Account may only be continued to the end of the calendar year in which the Termination Date occurs.
(ii)     After Active Health & Insurance Coverage ends and provided the SSP Participant was covered under the Company-sponsored medical plan for the entire period and is not eligible for medical coverage under another employer’s plan, such SSP Participant may continue medical coverage for an additional 18 months (except for the Health Care Account Plan that is beyond the calendar year following the year containing the Date of Termination), at 102% of the full cost of coverage pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA).
(iii)    An SSP Participant who elects the continuing medical coverage provided under the SSP is also electing to continue any Company-sponsored dental, vision and basic life insurance coverage in effect on his Termination Date provided he is participating in such coverage on his

Termination Date. In all cases except for any COBRA elections, if an SSP Participant chooses to continue medical, dental, vision or basic life insurance coverage pursuant to this package, he must choose to continue each of the medical, dental, vision and basic life insurance coverages (as capped in the case of life insurance) in which he is participating on his Termination Date, or none of these coverages. There are no separate elections for these coverages. Dental and vision coverages continue in the same manner as provided with respect to medical coverage described in (a)(i) and (a)(ii) set forth above.
(iv)    If an SSP Participant who is eligible for Company-sponsored retiree medical coverage on his Termination Date, elects Active Health & Insurance Coverage and/or an additional 18 months of COBRA coverage, he is also electing to defer enrollment in the Company-sponsored retiree medical plan (if available).
(v)    If an SSP Participant does not elect Active Health & Insurance Coverage, the SSP Participant will be offered COBRA continuation coverage, as applicable. The SSP Participant will be offered to continue basic life insurance in accordance with the terms of the Pfizer Life Insurance Plan, as applicable.
(b)        Retiree Medical.
(i)    An SSP Participant who is eligible for Company-sponsored retiree medical coverage on his Termination Date may elect such coverage pursuant to the terms of such plan. An SSP Participant may not be enrolled for Company-sponsored retiree medical coverage while in Active Health & Insurance Continuation.
(ii)    An SSP Participant who is eligible for Company-sponsored retiree medical coverage may elect to terminate the Active Health & Insurance Coverage or COBRA continuation before the end of the continuation period, as applicable, and begin retiree medical coverage in accordance with qualified status changes and the provisions of the medical plan and retiree medical plan. To elect any applicable Company-sponsored retiree medical coverage, the SSP Participant will be required to certify that he has been continuously enrolled in medical coverage from his date continuing medical coverage ends to the date he enrolls for the Company-sponsored retiree medical coverage. For this purpose only, COBRA continuation coverage would qualify as continuous medical coverage for the period such coverage is in effect. If an SSP Participant covers an eligible dependent who is not their tax dependent, the value of any subsidized company provided retiree medical coverage results in imputed income to the SSP Participant.

(c)	Life Management Resources.
An SSP Participant who elects the Active Health & Insurance Coverage provided under the SSP is also electing to continue any coverage under Life Management Resources, at no cost, for the Active Health & Insurance Continuation period. After the end of the Active Health & Insurance Continuation period, coverage can still be continued under COBRA at a cost of 102% of the full cost of coverage.

(d)	Life Insurance.
(i)    An SSP Participant who is enrolled in a Company-sponsored life insurance plan on his Termination Date may continue his basic life insurance coverage at active employee rates and in accordance with the same terms as applicable to active Employees, until the end of the three year continuation period or the date as of which he becomes eligible for coverage under another employer’s group health plans (regardless of whether he actually enrolls in such other plan). After such Active Health & Insurance Coverage ends, the SSP Participant will be eligible for the conversion and portability rights offered under the plan, as applicable. There is no additional 18 months of active life insurance coverage.
(ii)    Company-sponsored basic life insurance coverage is limited to the lowest of: (A) the SSP Participant’s coverage in effect on the day before his Termination Date; (B) one times the SSP Participant’s annual pay (as defined in the applicable life insurance plan); or (C) $2,000,000. The cost of insurance in excess of $50,000 results in imputed income to the SSP Participant. Any employee supplemental and dependent life insurance coverage ends as of the SSP Participant’s Termination Date, and the SSP Participant will be eligible for the conversion and portability rights offered under the plan, as applicable.
(e)    Educational Assistance Program/Education/Retraining Benefit.
(i)    An SSP Participant who has begun attending an approved course(s) under the Pfizer Educational Assistance Program before his Termination Date, remains eligible for reimbursement for that pre-approved and already started course(s), as long as the SSP Participant satisfies all of the other requirements for reimbursement under the Educational Assistance Program. No additional courses will be approved.
(ii)    An SSP Participant shall be eligible for a $5,000 education/retraining allowance for approved courses and programs provided the courses begin (and are not just enrolled in) within 12 months of the Termination Date and the required documentation for reimbursement is submitted within 18 months of the Termination Date.
(iii)    The Plan Administrator has final and absolute discretion to determine what constitutes “educational” or “retraining.”
(f)    Miscellaneous Provisions.
(i)    Except as otherwise provided in this Appendix A: Section 3, all of the terms of the employee benefit plans described herein and as amended from time to time, shall apply. If there is a discrepancy, the terms of the official plan document for the applicable plan shall control.
(ii)    Active Health & Insurance Coverage described in this Appendix A; Section 3, is subject to the terms and conditions of the particular plan, as in effect from time to time. All of the benefit plans described herein, including this Plan, may be amended or terminated at any time and for any reason, with or without notice.
(iii)    SSP Participants may be eligible to participate in reasonable outplacement services as offered by the Company in its sole and absolute discretion. In no case will the Company provide a payment to the Participant in lieu of these services.
3.1.4    Except as otherwise provided above or in the Five Points Brochure, no other severance benefits are payable to the SSP Participant under the Plan and the SSP, and the following will apply:

(a)	Active employee benefits end as of the Termination Date;

(b)
Eligibility for any applicable retiree medical, dental and/or life insurance benefits, if any, is determined as of the SSP Participant’s Termination Date and pursuant to the terms of the applicable plans;

(c)
The controlling conditions of any stock grants may be affected for an SSP Participant and are contained in the terms of the stock grant letters, grant agreements, points of interest for each such grant, applicable stock plan, and Five Points Brochure.